News Release

Cenveo Announces Third Quarter 2015 Results

Net Sales of $419.8 million in Q3 2015
Adjusted EBITDA of $42.0 million in Q3 2015, up 17.9% from Q3 2014
Packaging Business now classified as discontinued operations
Packaging Business strategic review expected to conclude in the near term
Company fully compliant with SEC and NYSE

STAMFORD, CT – (November 18, 2015) - Cenveo, Inc. (NYSE: CVO) today announced results for three and nine months ended September 26, 2015. The reported results exclude the operating results of our Packaging operating segment as well as our one top-sheet lithographic print operation, collectively referred to as our Packaging Business, as it has been classified in our consolidated financial statements as discontinued operations.

Robert G. Burton, Sr., Chairman and Chief Executive Officer stated:
"We are pleased with our results for the third quarter, as we had several key accomplishments, including strong growth in operating income and Adjusted EBITDA, and solid cash flow from operations. Our envelope operations delivered significant operational improvement as we continue to see the benefits of our consolidation efforts that were implemented last year. Combined with solid direct mail volumes and price increases, our envelope business delivered adjusted EBITDA margins of approximately 11% for the quarter. Our print and label businesses performed generally in line with our expectations, which allowed the Company to grow our adjusted EBITDA for the quarter by approximately 18% compared to last year."

Strategic Review Update - Packaging Business:
Over the course of the second and third quarters of 2015, we have been actively marketing the sale of our Packaging Business to multiple strategic parties. As of the end of the third quarter, management has been given the appropriate authority to move forward with these strategic parties on a potential sale of the Packaging Business; therefore, the assets, liabilities, operations and cash flows of the Packaging Business have been reclassified as discontinued operations for all periods presented. While there can be no assurance that we will ultimately reach an agreement with any of the strategic parties or as to the timing of reaching such agreement, we believe that we will do so in the near term given our significant progress to date.

Results of Operations Overview:
The Company generated net sales of $419.8 million for the three months ended September 26, 2015, compared to $435.6 million for the same period last year, a decline of 3.6%. The Company generated net sales of $1.26 billion for the nine months ended September 26, 2015, compared to $1.31 billion for the same period last year, a decline of 3.4%. The decline in net sales is attributable to the consolidation of several envelope facilities during 2014 in connection with the accelerated integration of the National Envelope assets with our existing operations and two new envelope facilities, and continued pricing pressure in our print business. Excluding the impact of the integration, we believe our envelope group net sales were up modestly on a year-to-date basis, which is primarily attributable to product mix and pricing improvements, offset by volume declines.

Operating income was $19.5 million for the three months ended September 26, 2015, compared to operating income of $10.2 million for the same period last year, an improvement of 90.7%. Operating income was $59.0 million for the nine months ended September 26, 2015, compared to operating income of $31.5 million for the same period last year, an improvement of 87.0%. Operating income in 2014 was impacted by expenses associated with the closure and consolidation of several envelope facilities related to the integration of the National Envelope assets, which along with the price increases realized from certain customers, has resulted in significant operating margin improvement and efficiencies in 2015. Non-GAAP operating income was $29.0 million for the three months ended September 26, 2015, compared to income of $22.1 million for the same period last year, and income of $77.5 million for the nine months ended September 26, 2015, compared to income of $64.9 million for the same period last year. A reconciliation of operating income to non-GAAP operating income is presented in the attached tables.

For the three months ended September 26, 2015, the Company had a loss from continuing operations of $3.6 million, or $0.05 per diluted share, compared to a loss of $14.0 million, or $0.21 per diluted share, for the same period last year. For the nine months ended September 26, 2015, the Company had a loss from continuing operations of $15.1 million, or $0.22 per diluted share, compared to a loss of $71.7 million, or $1.07 per diluted share, for the same period last year. On a year-to-date basis, the improvement was primarily due to a debt extinguishment charge in connection with the debt refinancing that was completed in June 2014, lower restructuring charges, as well as the significant operating margin improvement and efficiencies resulting from the National Envelope integration. Non-GAAP income from continuing operations was $6.5 million, or $0.07 per diluted share, for the three months ended September 26, 2015, compared to non-GAAP loss from continuing operations of $3.6 million, or $0.05 per diluted share, for the same period last year. For the nine months ended September 26, 2015, non-GAAP income from continuing operations was $5.0 million, or $0.06 per diluted share, compared to a loss of $16.4 million, or $0.25 per diluted share, for the same period last year. A reconciliation of loss from continuing operations to non-GAAP income (loss) from continuing operations is presented in the attached tables.

Adjusted EBITDA was $42.0 million and $35.6 million for the three months ended September 26, 2015 and September 27, 2014, respectively. For the nine months ended September 26, 2015, Adjusted EBITDA was $113.9 million, compared to $106.1 million for the same period last year. These increases over their prior year respective periods are primarily attributable to the improvement of our envelope operations subsequent to the prior year consolidation efforts and continued operating improvements in our label product lines, partially offset by a decline in our print operations due to product mix and continued price pressure. A reconciliation of net loss to Adjusted EBITDA is presented in the attached tables.

Cash flow provided by operating activities for the nine months ended September 26, 2015 was $14.8 million, compared to a use of cash of $7.3 million for the same period last year. This improvement was primarily driven by the improvement in our operating results, lower contributions to post-retirement plans, partially offset by a net use of cash from working capital as compared to the prior year due to seasonal working capital levels and the timing of interest payments on our long-term debt.

SEC and NYSE Compliance:
Effective today, the Company has made all SEC filings for the first three quarters of 2015 and is now current in all of its SEC filing requirements. In light of these filings, we are now in full compliance with our NYSE listing requirements.

Robert G. Burton, Sr., Chairman and Chief Executive Officer concluded:
"As we enter the fourth quarter, we believe we are well positioned to deliver on both our financial commitments and execute our long term strategy. We will look to continue to drive improved margins, increase cash flow and address our higher cost debt. A near term completion of our strategic review will allow us to focus our attention on our continuing operations where we enjoy a stronger position in the market. While the strategic review of our assets has been deliberate and has taken some time, we remain confident that we are significantly improving our strategic position in a way that will create value for investors. I am very excited about the significant progress that we have made so far this year on a number of fronts. Our continued focus on costs has allowed us to deliver on our commitments despite challenging conditions in certain end markets. I look forward to sharing further details about our results of operations, strategy, and full year outlook on our conference call tomorrow morning."

Conference Call:
Cenveo will host a conference call tomorrow, Thursday, November 19, 2015 at 9:00 a.m. Eastern Time. The conference call will be available via webcast, which can be accessed via the Internet at www.cenveo.com.

Cenveo, Inc. and Subsidiaries Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) (in thousands, except per share data) (unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 26, 2015	September 27, 2014	September 26, 2015	September 27, 2014
Net sales	$419,783	$435,595	$1,262,819	$1,307,793
Cost of sales	347,409	369,959	1,050,004	1,102,630
Selling, general and administrative expenses	45,394	48,094	136,559	148,183
Amortization of intangible assets	1,981	1,913	5,756	7,299
Restructuring and other charges	5,483	5,396	11,529	18,138
Operating income	19,516	10,233	58,971	31,543
Interest expense, net	25,095	26,001	76,001	80,540
Loss on early extinguishment of debt, net	—	1,280	559	27,778
Other income, net	(1,332)	(771)	(773)	(712)
Loss from continuing operations before income taxes	(4,247)	(16,277)	(16,816)	(76,063)
Income tax benefit	(685)	(2,247)	(1,720)	(4,408)
Loss from continuing operations	(3,562)	(14,030)	(15,096)	(71,655)
Income from discontinued operations, net of taxes	319	3,137	1,769	6,291
Net loss	(3,243)	(10,893)	(13,327)	(65,364)
Other comprehensive income (loss):
Changes in pension and other employee benefit accounts, net of taxes	1,433	480	4,117	1,440
Currency translation adjustment	(1,893)	(1,067)	(3,132)	(334)
Comprehensive loss	$(3,703)	$(11,480)	$(12,342)	$(64,258)

(Loss) income per share – basic:
Continuing operations	$(0.05)	$(0.21)	$(0.22)	$(1.07)
Discontinued operations	—	0.05	0.02	0.09
Net loss	$(0.05)	$(0.16)	$(0.20)	$(0.98)

(Loss) income per share – diluted:
Continuing operations	$(0.05)	$(0.21)	$(0.22)	$(1.07)
Discontinued operations	—	0.05	0.02	0.09
Net loss	$(0.05)	$(0.16)	$(0.20)	$(0.98)

Weighted average shares outstanding:
Basic	67,874	67,296	67,817	66,709
Diluted	67,874	67,296	67,817	66,709

Cenveo, Inc. and Subsidiaries Condensed Consolidated Statements of Cash Flows (in thousands) (unaudited)

	For the Nine Months Ended
	September 26, 2015	September 27, 2014
Cash flows from operating activities:
Net loss	$(13,327)	$(65,364)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Gain on sale of discontinued operations, net of taxes	—	(1,559)
Income from discontinued operations, net of taxes	(1,769)	(4,732)
Depreciation and amortization, excluding non-cash interest expense	35,633	40,545
Non-cash interest expense, net	7,532	7,380
Deferred income taxes	(2,962)	(6,761)
(Gain) loss on sale of assets	(2,323)	260
Non-cash restructuring and other charges, net	6,050	4,067
Loss on early extinguishment of debt, net	559	27,778
Stock-based compensation provision	1,481	1,971
Other non-cash charges	3,711	6,330
Changes in operating assets and liabilities, excluding the effects of acquired businesses:
Accounts receivable	5,243	(502)
Inventories	(12,530)	1,787
Accounts payable and accrued compensation and related liabilities	(3,790)	1,819
Other working capital changes	(12,037)	(9,377)
Other, net	(9,971)	(16,683)
Net cash provided by (used in) operating activities of continuing operations	1,500	(13,041)
Net cash provided by operating activities of discontinued operations	13,345	5,780
Net cash provided by (used in) operating activities	14,845	(7,261)
Cash flows from investing activities:
Capital expenditures	(19,245)	(22,333)
Cost of business acquisitions	(1,996)	—
Purchase of investment	—	(2,000)
Proceeds from sale of property, plant and equipment	1,471	1,835
Proceeds from sale of assets	2,180	—
Net cash used in investing activities of continuing operations	(17,590)	(22,498)
Net cash used in investing activities of discontinued operations	(1,864)	(3,313)
Net cash used in investing activities	(19,454)	(25,811)
Cash flows from financing activities:
Proceeds from issuance of 6.000% senior secured priority notes due 2019	—	540,000
Proceeds from issuance of 8.500% junior secured priority notes due 2022	—	250,000
Payment of financing-related costs and expenses and debt issuance discounts	(1,309)	(35,721)
Repayments of other long-term debt	(3,345)	(6,144)
Repayment of 11.5% senior notes due 2017	(22,720)	(1,430)
Purchase and retirement of common stock upon vesting of RSUs	(218)	(562)
Proceeds from exercise of stock options	2	—
Repayment of 15% Unsecured Term Loan due 2017	—	(10,000)
Repayment of Term Loan Facility due 2017	—	(329,100)
Repayment of 8.875% senior second lien notes due 2018	—	(400,000)
Borrowings under ABL Facility due 2017	358,900	389,600
Repayments under ABL Facility due 2017	(328,500)	(363,500)
Net cash provided by financing activities of continuing operations	2,810	33,143
Net cash used in financing activities of discontinued operations	(352)	(365)
Net cash provided by financing activities	2,458	32,778
Effect of exchange rate changes on cash and cash equivalents	(536)	13
Net decrease in cash and cash equivalents	(2,687)	(281)
Cash and cash equivalents at beginning of period	14,593	11,329
Cash and cash equivalents at end of period	11,906	11,048
Less cash and equivalents of discontinued operations	(2,332)	(810)
Cash and cash equivalents of continuing operations at end of period	$9,574	$10,238

Cenveo, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (in thousands)

	September 26, 2015	December 27, 2014
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$9,574	$12,572
Accounts receivable, net	245,203	252,555
Inventories	129,877	118,891
Prepaid and other current assets	46,863	47,328
Assets of discontinued operations - current	56,381	52,569
Total current assets	487,898	483,915

Property, plant and equipment, net	219,563	227,823
Goodwill	175,338	175,542
Other intangible assets, net	132,444	138,019
Other assets, net	42,503	45,979
Assets of discontinued operations - long-term	77,969	86,613
Total assets	$1,135,715	$1,157,891

Liabilities and Shareholders’ Deficit
Current liabilities:
Current maturities of long-term debt	$3,989	$3,880
Accounts payable	210,735	213,040
Accrued compensation and related liabilities	33,982	35,055
Other current liabilities	74,387	84,777
Liabilities of discontinued operations - current	26,878	24,203
Total current liabilities	349,971	360,955

Long-term debt	1,237,988	1,228,670
Other liabilities	189,494	197,421
Liabilities of discontinued operations - long-term	2,014	3,520
Commitments and contingencies
Shareholders’ deficit:
Preferred stock	—	—
Common stock	679	677
Paid-in capital	371,491	370,228
Retained deficit	(918,710)	(905,383)
Accumulated other comprehensive loss	(97,212)	(98,197)
Total shareholders’ deficit	(643,752)	(632,675)
Total liabilities and shareholders’ deficit	$1,135,715	$1,157,891

Cenveo, Inc. and Subsidiaries Reconciliation of Operating Income to Non-GAAP Operating Income (in thousands) (unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 26, 2015	September 27, 2014	September 26, 2015	September 27, 2014

Operating income	$19,516	$10,233	$58,971	$31,543
Integration, acquisition and other charges	2,986	6,167	5,487	13,217
Stock-based compensation provision	1,037	299	1,481	1,971
Restructuring and other charges	5,483	5,396	11,529	18,138
Non-GAAP operating income	$29,022	$22,095	$77,468	$64,869

Cenveo, Inc. and Subsidiaries
Reconciliation of Loss from Continuing Operations to Non-GAAP Income (Loss) from Continuing Operations and Related Per Share Data
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 26, 2015	September 27, 2014	September 26, 2015	September 27, 2014

Loss from continuing operations	$(3,562)	$(14,030)	$(15,096)	$(71,655)
Integration, acquisition and other charges	2,986	6,167	5,487	13,217
Stock-based compensation provision	1,037	299	1,481	1,971
Restructuring and other charges	5,483	5,396	11,529	18,138
Loss on early extinguishment of debt, net	—	1,280	559	27,778
Income tax benefit	(427)	(2,730)	(1,930)	(5,882)
Interest expense on 7% Notes, net of taxes	977	—	2,931	—
Non-GAAP income (loss) from continuing operations	$6,494	$(3,618)	$4,961	$(16,433)

(Loss) income per share – diluted:
Continuing operations	$(0.04)	$(0.21)	$(0.17)	$(1.07)
Integration, acquisition and other charges	0.03	0.09	0.06	0.20
Stock-based compensation provision	0.01	0.01	0.02	0.03
Restructuring and other charges	0.06	0.08	0.13	0.26
Loss on early extinguishment of debt, net	—	0.02	0.01	0.42
Income tax benefit	—	(0.04)	(0.02)	(0.09)
Interest expense on 7% Notes, net of taxes	0.01	—	0.03	—
Non-GAAP income (loss) from continuing operations	$0.07	$(0.05)	$0.06	$(0.25)

Weighted average shares - diluted	87,980	67,296	87,923	66,709

Cenveo, Inc. and Subsidiaries Reconciliation of Net Loss to Adjusted EBITDA (in thousands) (unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 26, 2015	September 27, 2014	September 26, 2015	September 27, 2014

Net loss	$(3,243)	$(10,893)	$(13,327)	$(65,364)
Interest expense, net	25,095	26,001	76,001	80,540
Income tax benefit	(685)	(2,247)	(1,720)	(4,408)
Depreciation	9,654	10,825	29,877	33,246
Amortization of intangible assets	1,981	1,913	5,756	7,299
Integration, acquisition and other charges	2,986	6,167	5,487	13,217
Stock-based compensation provision	1,037	299	1,481	1,971
Restructuring and other charges	5,483	5,396	11,529	18,138
Loss on early extinguishment of debt, net	—	1,280	559	27,778
Income from discontinued operations, net of taxes	(319)	(3,137)	(1,769)	(6,291)
Adjusted EBITDA, as defined	$41,989	$35,604	$113,874	$106,126

###

In addition to results presented in accordance with accounting principles generally accepted in the U.S. ("GAAP"), we use certain non-GAAP financial measures, including organic revenue growth, Adjusted EBITDA, non-GAAP income (loss) from continuing operations, non-GAAP operating income, non-GAAP operating income margin, and adjusted free cash flow. Non-GAAP operating income is defined as operating income excluding integration, acquisition and other charges, stock-based compensation provision, and restructuring and other charges. Non-GAAP operating income margin is calculated by dividing non-GAAP operating income into net sales. Non-GAAP income (loss) from continuing operations excludes integration, acquisition and other charges, stock-based compensation provision, impairment of intangible assets, gain on bargain purchase, restructuring and other charges, loss on early extinguishment of debt, net, and an adjustment to income taxes to reflect an estimated cash tax rate. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, integration, acquisition and other charges, stock-based compensation provision, restructuring and other charges, impairment of intangible assets, gain on bargain purchase, loss on early extinguishment of debt, net, and income from discontinued operations, net of taxes. Adjusted free cash flow is defined as Adjusted EBITDA less cash interest, cash taxes, and capital expenditures, net of proceeds from the sale of plant, property and equipment. Organic revenue growth is defined as the growth in net sales, after adjusting for the estimated impact of acquisitions. These are non-GAAP financial measures, as defined herein, and should be read in conjunction with GAAP financial measures. A reconciliation of loss from continuing operations to non-GAAP income (loss) from continuing operations, operating income to non-GAAP operating income, and net loss to Adjusted EBITDA is presented in the attached tables. These non-GAAP financial measures are not presented as an alternative to cash flows from continuing operations, as a measure of our liquidity or as an alternative to reported net loss as an indicator of our operating performance. The non-GAAP financial measures as used herein may not be comparable to similarly titled measures reported by competitors.

We believe the use of Adjusted EBITDA, non-GAAP income (loss) from continuing operations, non-GAAP operating income, non-GAAP operating income margin and adjusted free cash flow along with GAAP financial measures enhances the understanding of our operating results and may be useful to investors in comparing our operating performance with that of our competitors and estimating our enterprise value. Adjusted EBITDA is also a useful tool in evaluating the core operating results of the Company given the significant variation that can result from, for example, the timing of capital expenditures, the amount of intangible assets recorded or the differences in assets’ lives. We also use Adjusted EBITDA internally to evaluate the operating performance of our segments, to allocate resources and capital to such segments, to measure performance for incentive compensation programs, and to evaluate future growth opportunities. The non-GAAP financial measures included in this press release are reconciled to their most directly comparable GAAP financial measures in the tables included herein.

Cenveo (NYSE: CVO), world headquartered in Stamford, Connecticut, is a leading global provider of print and related resources, offering world-class solutions in the areas of custom boxes, custom labels, shrink sleeve labels, envelopes, commercial print, content management and publisher solutions. The company provides a one-stop offering through services ranging from design and content management to fulfillment and distribution. With a worldwide distribution platform, we pride ourselves on delivering quality solutions and service every day for our more than 100,000 customers. For more information please visit us at www.cenveo.com.
________________________
Statements made in this release, other than those concerning historical financial information, may be considered "forward-looking statements," which are based upon current expectations and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. In view of such uncertainties, investors should not place undue reliance on our forward-looking statements. Such statements speak only as of the date of this release, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Factors which could cause actual results to differ materially from management’s expectations include, without limitation: (i) recent United States and global economic conditions have adversely affected us and could continue to do so; (ii) our substantial level of indebtedness could impair our financial condition and prevent us from fulfilling our business obligations; (iii) our ability to service or refinance our debt; (iv) the terms of our indebtedness imposing significant restrictions on our operating and financial flexibility; (v) additional borrowings available to us which could further exacerbate our risk exposure from debt; (vi) our ability to successfully integrate acquired businesses with our business; (vii) a decline in our consolidated profitability or profitability within one of our individual reporting units could result in the impairment of our assets, including goodwill and other long-lived assets; (viii) the industries in which we operate our business are highly competitive and extremely fragmented; (ix) a general absence of long-term customer agreements in our industry, subjecting our business to quarterly and cyclical fluctuations; (x) factors affecting the United States postal services impacting demand for our products; (xi) the availability of the Internet and other electronic media adversely affecting our business; (xii) increases in paper costs and decreases in the availability of raw materials; (xiii) our labor relations; (xiv) our compliance with environmental laws; (xv) our dependence on key management personnel; (xvi) any failure, interruption or security lapse of our information technology systems; and (xvii) statutory requirements that share repurchases are subject to certain asset sufficiency standards. This list of factors is not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that would impact our business. Additional information regarding these and other factors can be found in Cenveo, Inc.’s periodic filings with the SEC, which are available at www.cenveo.com.

Inquiries from analysts and investors should be directed to Ayman Zameli at (203) 595-3063.